Exhibit 99.2

RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT, executed as of July 19, 2016 (this “Rescission Agreement”), is by and between CARL E. BERG (the “Mr. Berg”), and DAVID M. DEAN (the “Mr. Dean”).

WHEREAS, on May 5, 2016, Mr. Berg and Mr. Dean entered into a Stock Purchase and Option Agreement (the “Purchase and Option Agreement”) pursuant to which Mr. Dean agreed to purchase 45,000 shares (the “Shares”) of the common stock of Stratus Properties Inc., a Delaware corporation, par value $0.01 per share, from Mr. Berg, subject to the terms and conditions thereof, including but not limited to the grant by Mr. Dean of a call option in favor of Mr. Berg (the “Call Option”); and

WHEREAS, the sale and purchase of the Shares contemplated in Section 1 of the Purchase and Option Agreement has not been consummated; and

WHEREAS, Mr. Berg and Mr. Dean now mutually desire to rescind the Purchase and Option Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Rescission of Agreement; Release. Mr. Berg and Mr. Dean hereby irrevocably acknowledge and agree that the sale and purchase of the Shares contemplated by the Purchase and Option Agreement has not been consummated, and accordingly the Call Option has not become effective; and Mr. Berg and Mr. Dean hereby further agree to rescind ab initio the Purchase and Option Agreement and that, upon execution and delivery of this Rescission Agreement by both parties hereto, the Purchase and Option Agreement shall be hereby rescinded ab initio. Without limiting the generality of the foregoing, Mr. Dean and Mr. Berg (for themselves and their respective executors, heirs, beneficiaries, representatives and anyone claiming by or through them) hereby irrevocably (i) quitclaim any right to purchase any of the Shares or to exercise the Call Option pursuant to the Purchase and Option Agreement or otherwise and (ii) release and forever discharge each other and their respective executors, heirs, beneficiaries, representatives and anyone claiming by or through them, from any and all manner of actions, causes of action, suits, charges, claims, complaints, counterclaims, defenses, demands, damages or liabilities whatsoever, including, without limitation, attorneys’ fees, known or unknown, accrued or which may ever accrue, based upon, arising out of or arising in connection with, the Purchase and Option Agreement, the failure to consummate the sale and purchase of the Shares pursuant thereto or any other transactions contemplated thereby, or any actual or alleged nonperformance or actual or alleged breach of any of the terms thereof, including without limitation, any possible future value or gain related to the Shares had the transactions contemplated by the Purchase and Option Agreement been consummated.

2. Further Assurances. From and after the Effective Date, each party shall execute such further documents and instruments, and take such further or other acts, as may be necessary to implement and carry out the intent of this Rescission Agreement.

3. Governing Law. THIS RESCISSION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF THE CONFLICT OF LAWS.

4. Severability. In the event that any provision of this Rescission Agreement is illegal, invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove illegal, invalid or unenforceable under any law shall not affect the legality, validity or enforceability of any other provision hereof.

5. Counterparts; Electronic Transmission. This Rescission Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

IN WITNESS WHEREOF, this Rescission Agreement has been duly executed and delivered by and on behalf of each of the parties hereto as of the date first above written.

SELLER:

/s/ Carl E. Berg
Carl E. Berg

PURCHASER:

/s/ David M. Dean
David M. Dean